Exhibit 99.1

Genesis Park Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants

Houston, January 13, 2021 /PRNewswire/ – Genesis Park Acquisition Corp. (the “Company”) announced today that, commencing January 14, 2021, holders of the 16,377,622 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on The New York Stock Exchange under the symbols “GNPK” and “GNPK WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The New York Stock Exchange under the symbol “GNPK.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The Company is a new special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it intends to focus on opportunities that align with the significant aerospace and aviation services experience of its management team, board of directors and advisory committee. The Company is sponsored by Genesis Park Holdings, an affiliate of Genesis Park, a Houston-based private equity firm, and is led by David Siegel as Chairman, Paul Hobby as Chief Executive Officer, and Jonathan Baliff as President and Chief Financial Officer.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as the sole book-running manager for the offering.

Cautionary Statements and Disclaimer

The Registration Statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 23, 2020. This press release will not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Registration Statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.